PROSPECTUS
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                                7,500,000 Shares

                                   AT&T CORP.

                                  Common Stock

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We may offer and issue, from time to time, up to 7,500,000 shares of AT&T common stock, par value $1.00 per share, in connection with acquisitions of other businesses or assets.

We anticipate that any acquisitions will consist principally of acquisitions of businesses which have received or may receive a license to provide cellular service or cable television service. The consideration for such acquisitions may consist of shares of common stock, cash, notes or other evidences of debt, assumption of liabilities or any combination thereof.

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This prospectus may be used by persons who receive shares of common stock in connection with acquisitions and who wish to resell the shares. We have not authorized any person to use this prospectus in connection with resales of shares without our prior written consent.

AT&T common stock is listed and primarily traded on The New York Stock Exchange under the symbol "T." On September 13, 1999, the last sale price of AT&T common stock was $45 1/8 per share.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is September 15, 1999

                                TABLE OF CONTENTS

                                                                            Page
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Forward-Looking Statements................................................... 2
Summary...................................................................... 3
Where You Can Find More Information.......................................... 4
Use of Proceeds.............................................................. 5
Description of Capital Stock................................................. 5
Offered Securities.......................................................... 11
Legal Matters............................................................... 12
Experts......................................................................12

                           FORWARD-LOOKING STATEMENTS

      Statements contained in this prospectus that are not historical facts constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any of our Form 10-K/A, Annual Report to Shareowners, Form 10-Q or Form 8-K may include forward-looking statements, including statements concerning:

      o    future operating performance

      o    year 2000 compliance

      o    our share of new and existing markets

      o    our short- and long-term revenue and earnings growth rates

      o    general industry growth rates and our performance relative thereto

      These forward-looking statements rely on a number of assumptions concerning future events, including the adoption and implementation of balanced and effective rules and regulations by the FCC and the state public regulatory agencies, and our ability to achieve a significant market penetration in new markets. These forward-looking statements are subject to a number of uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements.

      For a more complete discussion of the factors that could cause actual results to differ materially from such forward-looking statements, see the discussion thereof contained under the heading "Forward-Looking Statements" in our Form 10-K/A for the year ended December 31, 1998. Readers should also consider the factors discussed under the headings "Results of Operations" and "Financial Condition" included in our Form 10-Q for the quarter ended June 30, 1999. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                     SUMMARY

      This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision.

      AT&T is among the world's communications leaders, providing voice, data and video communications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic long distance, international long distance, regional, local and wireless telecommunications services, and cable television and Internet communications transmission services. AT&T also provides billing, directory, and calling card services to support its communications business.

      On May 6, 1999, AT&T and MediaOne Group, Inc. entered into a definitive merger agreement under which MediaOne Group's shareowners in the aggregate will be entitled to receive .95 of a share of AT&T common stock and $30.85 in cash for each share of MediaOne Group stock they own. MediaOne Group is one of the world's largest broadband communications companies, offering broadband and the Internet services to customers in the United States, Europe and Asia. The company also has interests in wireless communications businesses outside the U.S.

      In connection with our merger with Tele-Communications, Inc. ("TCI") in the first quarter of 1999, and the formation of Liberty Media Group from TCI's former programming business and technology investments business, we issued a separate tracking stock designed to reflect the separate economic performance of Liberty Media Group. As a separate tracking stock, all of the earnings or losses related to Liberty Media Group are excluded from the earnings available to the holders of AT&T common stock. References in this prospectus to AT&T common stock exclude the Liberty Media Group tracking stock.

      We were incorporated in 1885 under the laws of the State of New York and have our principal executive offices at 32 Avenue of the Americas, New York, New York 10013-2412. Our telephone number is (212) 387- 5400. Internet users can access information about us and our services at www.att.com. Our web site is not part of this prospectus.

In this prospectus supplement "we," "our," "us," and "AT&T" refer to AT&T Corp. and its consolidated subsidiaries.

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                              About this Prospectus

      This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may issue, from time to time, up to 7,500,000 shares of AT&T common stock in connection with acquisitions of other businesses or assets. Each time we issue common stock under the registration statement we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

      (a) Annual Report on Form 10-K for the year ended December 31, 1998, as amended March 23, 1999 and July 12, 1999;

      (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

      (c) Current Reports on Form 8-K: January 8, 1999; January 27, 1999; March 9, 1999; March 10, 1999; March 22, 1999 (except as to the Management's Discussion and Analysis of Financial Condition and Results of Operation in Exhibit 99.1); May 3, 1999; May 7, 1999 and September 2, 1999; and

      (d)  Proxy Statement/Prospectus on Form S-4 dated January 8, 1999.

      You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

     AT&T Corp.
     32 Avenue of the Americas
     New York, NY 10013-2412
     Attention: Secretary's Department, AT&T, Room 2420E
     (212) 387-5400.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in the incorporated documents, this prospectus or any prospectus supplement is accurate as of any other date other than the date on the front of these documents.

                                 USE OF PROCEEDS

      This prospectus relates to shares of AT&T common stock which may be offered and issued by AT&T from time to time in connection with acquisitions of other business or assets. Other than the businesses or assets acquired, there will be no proceeds to AT&T from these offerings.

                          DESCRIPTION OF CAPITAL STOCK

      The following description of our capital stock is based upon our amended and restated certificate of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of our restated certificate of incorporation dated January 10, 1989, as amended on June 8, 1989, March 18, 1992, June 1, 1992, April 20, 1994, June 8, 1998 and March 9, 1999, and our
bylaws as amended March 17, 1999. The summary is not complete. Our amended and restated certificate of incorporation (the "AT&T Charter") and bylaws are incorporated by reference to the registration statement for these securities that we have filed with the SEC, and have been filed as exhibits to our 10-K for the year ended December 31, 1998. For more information as to how you can obtain a copy of the AT&T Charter, see "Where You Can Find More Information." We encourage you to read the AT&T Charter in its entirety.

Authorized Capital Stock

      The AT&T Charter currently provides that we are authorized to issue 8,850,000,000 shares of capital stock, consisting of 100,000,000 preferred shares having a par value of $1.00 per share and 8,750,000,000 common shares, of which:

      o 6,000,000,000 will be shares of AT&T common stock, par value $1.00 per share

      o 2,500,000,000 will be Liberty Media Group Class A common stock, par value $1.00 per share

      o 250,000,000 will be Liberty Media Group Class B common stock, par value $1.00 per share

      As of July 31, 1999, 3,195,678,689 shares of AT&T common stock, 1,156,716,104 shares of Liberty Media Group Class A common stock, 108,430,704 shares of Liberty Media Group Class B common stock, and no shares of preferred stock, were issued and outstanding.

AT&T Common Stock

     Voting Rights

      Holders of AT&T common stock are entitled to one vote for each share held, holders of Liberty Media Group Class B tracking stock are entitled to 3/4 of a vote for each share of such stock held, and holders of Liberty Media Group Class A common stock are entitled to 3/40 of a vote for each share of such stock held, on all matters presented to such shareholders.

      Except as otherwise required by New York law or any special voting rights of our preferred stock, holders of AT&T common stock, Liberty Media Group common stock and our preferred stock, if any, entitled to vote with the common shareholders, vote together as one class. A separate class approval of the Liberty Media Group common stock is required in certain circumstances where Liberty Media Group would be affected.

      The voting rights of AT&T common stock, on the one hand, and Liberty Media Group common stock, on the other hand, will be adjusted as a result of stock splits, reverse stock splits, stock dividends or distributions so that the aggregate voting rights are not affected.

     Dividends

      General. Dividends on AT&T common stock are limited to the amount of legally available funds less the "available dividend amount" for the Liberty Media Group common stock. "Available dividend amount" means an equivalent to the amount that would legally be available for dividends on the Liberty Media Group common stock if the Liberty Media Group were a stand-alone corporation. Dividends on the Liberty Media Group common stock is limited to the "available dividend amount."

      Discrimination Between Classes of Common Stock. Our board of directors has the sole authority and discretion to declare and pay dividends, in equal or unequal amounts, on AT&T common stock or Liberty Media Group common stock. Our Board has this power, regardless of the respective available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor. This means that our Board could declare dividends on AT&T common stock while not declaring dividends on Liberty Media Group common stock or vice versa.

      Share Distributions on AT&T Common Stock. We may declare and pay share distributions that consist of any of our securities, any securities of our subsidiaries or any other person, except for shares of Liberty Media Group common stock, securities attributed to the Liberty Media Group, securities of any person included in the Liberty Media Group or convertible, exercisable or exchangeable for Liberty Media Group securities.

      Share Distributions on Liberty Media Group Tracking Stock. We may declare and pay share distributions to holders of Liberty Media Group tracking stock that consist of shares of (1) Liberty Media Group Class A tracking stock on an equal per-share basis to all holders, (2) AT&T common stock on an equal per-share basis to all holders, (3) Liberty Media Group Class A tracking stock to Class A holders and Liberty Media Group Class B tracking stock to Class B holders, in each case, on an equal per-share basis, and (4) other AT&T securities or stock of any other person on an equal per-share basis or, to the extent practicable, on a basis that gives shares having greater relative voting rights and related differences to the Class B holders.

      Liquidation Rights

      If we voluntary or involuntary liquidate, dissolve or wind up our business, payment or provision for payment will first be made for our debts and other liabilities, including the liquidation preferences of any of our preferred stock. Thereafter, holders of AT&T common stock and holders of Liberty Media Group common stock will share in any of our funds remaining for distribution to our common shareholders in proportion to the aggregate market capitalization of AT&T common stock, or the aggregate market capitalization of Liberty Media Group common stock, as applicable, to the aggregate market capitalization of AT&T common stock and the Liberty Media Group common stock. The market capitalizations will be calculated based on the 20-trading-day period ending on the trading day prior to the public announcement of any liquidation, dissolution or winding up of our business. Holders of Liberty Media Group Class A tracking stock and Liberty Media Group Class B tracking stock will share equally, on a share-for-share basis.

      The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all of our property or assets or a consolidation or merger of our business with one or more other corporations will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

      Relationship between AT&T and Liberty Media Group

      Neither AT&T nor the Liberty Media Group will have any duty, responsibility or obligation to refrain from:

      o engaging in the same or similar activities or lines of business as each other

      o doing business with any potential or actual supplier or customer of each other

      o engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual supplier or customers of each other

      Neither AT&T nor the Liberty Media Group will have any duty, responsibility or obligation to:

      o communicate or offer any business or other corporate opportunity to each other

      o  provide financial support to each other

      o  otherwise assist each other

      However, AT&T and the Liberty Media Group may enter into written agreements with each other to define or restrict their relationships.

      No Preemptive Rights

      Holders of AT&T common stock or Liberty Media Group common stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that we may issue in the future.

Charter and Bylaw Provisions

      We are governed by the AT&T Charter, our bylaws and the New York Business Corporation Law (the "NYBCL").

     Board of Directors

      Our bylaws provide that the number of directors will be not less than 10 nor more than 25, the exact number of directors within such minimum and maximum limits to be fixed and determined by the vote of a majority of our entire Board. We do not have a classified board of directors.

      The NYBCL provides that any or all of the directors may be removed for cause by vote of the shareholders. Neither the AT&T Charter nor our bylaws provide that our directors may be removed without caused by action of the shareholders or by our Board. Our bylaws provide that any vacancy on our Board may be filled by a majority vote of the remaining directors, though less than a quorum.

     Shareholder Actions, Advance Notice Provisions and Special Meetings

      The NYBCL provides that shareholder action may be taken without a meeting upon the written consent of the holders of all outstanding shares entitled to vote. Our bylaws require that, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered a notice containing certain information specified in our bylaws to us not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, in addition to the requirements that a shareholder must meet to have a shareholder proposal included in our proxy statement under SEC Rule 14a-8.

      Our bylaws provide that special meetings of the shareholders may be called by our chairman of our Board, by our Board or upon a request signed by shareholders representing at least one-third of the AT&T common stock.

     Amendment of the AT&T Charter

      Under the NYBCL, amendments to a certificate of incorporation generally must be approved by vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. The approval of a majority of the votes of all outstanding shares of any class of capital stock, voting separately as a class, is required to approve any amendment, modification or repeal that:

      o  would decrease the par value of the shares

      o would change the shares of the class into a different number of shares of the same class or into the same or a different number of shares of a different class

      o would alter or change the designation, relative rights, preferences or limitations of the shares of the class, so as to affect them adversely

      o would exclude or limit the voting rights of the shares, except where the rights are limited by voting rights given to new shares then being authorized of any existing or new class or series of shares

      o would subordinate their rights by authorizing shares having preferences superior to the rights of existing shares

      Only the shares of a series affected by any proposed amendment, modification or repeal would be entitled to vote as a separate class. Accordingly, if a proposed amendment, modification or repeal adversely affects the powers, preferences or special rights of any series of common stock in the same adverse manner as any other series of common stock, such series would not be entitled to vote separately from the other classes of common stock.

     Amendment of the Bylaws

      Our bylaws may be amended by our shareholders at any meeting, or by our Board at any meeting by a majority vote of the full Board or at two successive meetings by a majority vote of a quorum present.

New York State Takeover Legislation

      We are subject to Section 912 of the NYBCL ("Section 912"). In general,
Section 912 prohibits any "business combination" with, involving or proposed by any "interested shareholder" for a period of five years after the date on which the interested shareholder became an interested shareholder, unless before such date either the business combination, or the purchase of stock by the interested shareholder that caused it to become an interested shareholder, is approved by the board of directors of the corporation. After the five-year period, a business combination between a New York corporation and such interested shareholder is prohibited unless either:

      (a) certain "fair price" provisions are complied with; or

      (b) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested shareholder or its affiliates.

      A "business combination" includes a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees. An "interested stockholder" is a person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a New York corporation.

      The restrictions imposed by Section 912 will not apply to a corporation if 18 months have passed after the corporation, by affirmative vote of a majority of votes of the outstanding voting stock, excluding the voting stock of interested shareholders and their affiliates and associates, adopts an amendment to its bylaws expressly electing not to be governed by Section 912.

      The restrictions imposed by Section 912 will apply to us since we have not elected not to be governed by that section.

Indemnification of Directors and Officers

      Under the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, if such director or officer acted

      (a) in good faith, and

      (b) for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation.

      In addition, in criminal proceedings such director or officer had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of

      (a) a threatened action, or a pending action that is settled or otherwise disposed of, or

      (b) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation,

unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

      Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if such a quorum so directs or is unavailable, (a) the board of directors upon the written opinion of independent legal counsel or (b) the shareholders.

      The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

      Our bylaws provide that we are authorized, by:

      (a) a resolution of shareholders,

      (b) a resolution of directors or

      (c) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to indemnify and to advance expenses to our directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with us or at our request in any capacity with any other enterprise. We have entered into indemnification agreements with certain of our officers and directors in accordance with the our bylaws.

      We have been informed that, in the opinion of the SEC, indemnification of directors, officers or persons controlling AT&T for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Personal Liability of Directors

      The AT&T Charter provides that no director will be personally liable to us or our shareholders for damages for any breach of duty as a director; except:

      (a) if a judgment or other final adjudication adverse to him or her establishes:

          (i) that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law,

          (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or

          (iii) that his or her acts violated Section 719 of the NYBCL (which includes declaration of dividends, purchase of capital stock, distribution of assets to shareholders after dissolution of the corporation and loans to directors to the extent contrary to New York law); or

      (b) for any act or omission prior to the adoption of this provision by our shareholders.

Preferred Stock

      Preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the number of shares of each series, the designation thereof, and, subject to the other provisions of our charter, the relative rights, preferences and limitations of each series and the variations in such rights, preferences and limitations of each series.

Additional Stock Issuances

      Our Board may issue authorized shares of preferred stock, as well as authorized but unissued shares of AT&T common stock and Liberty Media Group common stock, without further action by AT&T's shareholders, unless shareholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

      Our Board could create and issue common stock, warrants or preferred stock that could make it more difficult or discourage a merger, tender offer or other takeover attempt. Our Board, in so acting, could issue securities having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our Board, including a tender offer or other transaction that our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over the then-current market price of such stock.

Transfer Agent and Registrar

      Boston Equiserve Trust Company, N.A. is the transfer agent and registrar for AT&T common stock. The transfer agent for our preferred stock will be described in a prospectus supplement.

                               OFFERED SECURITIES

      We propose to issue and sell the shares of AT&T common stock offered hereby in connection with acquisitions of other businesses or assets. We anticipate that any acquisitions will consist principally of acquisitions of businesses which have received or may receive a license to provide cellular service or cable television service. The shares of common stock shall be offered on terms to be determined at the time of sale. Such shares of common stock may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to agreements providing for such acquisitions. The consideration for such acquisitions may consist of common stock, cash, notes or other evidences of debt, assumption of liabilities or a combination thereof. The terms of such acquisitions and of the issuance of any such shares of common stock in connection therewith will generally be determined by direct negotiations with the owners of the business or assets to be acquired or, in the case of entities which are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. Underwriting discounts or commissions will generally not be paid by us. However, under certain circumstances, we may issue shares of common stock covered by this prospectus to pay brokers' commissions incurred in connection with acquisitions. For a description of AT&T common stock, see "Description of Capital Stock."

      This prospectus, as amended or supplemented if appropriate, has also been prepared for use by persons who will receive shares of common stock in acquisitions, including shares sold hereunder ("selling stockholders"); provided, however, that no selling stockholder is authorized to use this prospectus to reoffer any such shares without first obtaining our prior written consent. Resales may be made in the manner described in this prospectus, as amended or supplemented, in the manner permitted by Rule 145(d) under the Securities Act or under an exemption from the Securities Act. Profits realized on resales by selling stockholders under certain circumstances may be regarded as underwriting compensation under the Securities Act.

      Resales by selling stockholders may be made directly to investors or through a securities firm acting as an underwriter, broker or dealer. When resales are to be made through a securities firm, such securities firm may be engaged to act as the selling stockholder's agent in the sale of the shares by such selling stockholder, or the securities firm may purchase shares from the selling stockholders as principal and thereafter resell such shares from time to time. The fees earned by or paid to such securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. In addition, such securities firm may effect resales through other securities dealers, and customary commissions or concessions to such other dealers may be allowed. Sales of shares may be at negotiated prices, at fixed prices, at market prices or at prices related to market prices then prevailing. Any such sales may be made on The New York Stock Exchange or other exchange on which such shares are traded, in the over-the-counter market, by block trade, in special or other offerings, directly to investors or through a securities firm acting as agent or principal, or a combination of such methods. Any participating securities firm may be indemnified against certain liabilities, including liabilities under the Securities Act. Any participating securities firm may be deemed to be and underwriter within the meaning of the Securities Act, and any commission earned by such firm may be deemed to be underwriting discounts or commissions under the Securities Act.

      In connection with resales, a prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the name of the selling stockholder, the participating securities firm, if any, the number of shares involved and other details of such resale to the extent appropriate.

                                  LEGAL MATTERS

      The legality of the shares of common stock in respect of which this prospectus is being delivered will be passed upon for AT&T by Robert S. Feit, Esq., General Attorney and Assistant Secretary of AT&T. As of September 15, 1999, Mr. Feit owned 5,035 shares of AT&T common stock and held options to purchase an additional 33,750 shares of AT&T common stock.

                                     EXPERTS

      The consolidated financial statements of AT&T Corp. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus supplement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which appear in the Current Report on Form 8-K, dated March 19, 1999, of AT&T, have been incorporated by reference herein in reliance upon the report, dated March 9, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The combined balance sheets of Liberty/Ventures Group as of December 1, 1998 and 1997, and the related combined statements of operations and comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which appear in the Current Report on Form 8-K, dated March 19, 1999, of AT&T have been incorporated by reference herein in reliance upon the report, dated March 9, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated balance sheets of MediaOne Group as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1998, included in AT&T Corp.'s Current Report on Form 8-K, dated September 2, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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